Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2014

SAN FRANCISCO--(BUSINESS WIRE)--July 29, 2014--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the second quarter of 2014.

Highlights

  CAI reported rental revenue for the second quarter of 2014 of $51.5 million, an increase of 6% compared to the second quarter of 2013, and 2% compared to the first quarter of 2014.
  Net income attributable to CAI common stockholders for the second quarter of 2014 was $13.4 million, or $0.60 per fully diluted share. During the quarter, the Company reported a non-recurring, non-cash tax charge of $0.6 million. Excluding this charge, earnings were $14.1 million, or $0.63 per fully diluted share.
  At the end of the second quarter of 2014, total container fleet utilization increased to 92.1% on a CEU basis, compared to 90.7% at the end of the first quarter of 2014, and today is 92.4%.
  CAI purchased approximately 39,000 CEU of containers at a cost of $86 million during the second quarter of 2014. CAI has purchased approximately 66,000 CEU of containers at a total cost of $129 million in the first six months of 2014.
  During the second quarter of 2014, CAI entered into an agreement with rail car manufacturers to purchase 750 new rail cars for approximately $65 million. These cars will be delivered beginning in the fourth quarter of 2014 and throughout 2015.
  Under CAI’s share repurchase program announced in February 2014, CAI has purchased approximately 1.1 million shares of common stock (approximately 5% of the Company’s fully diluted shares), of which approximately 0.9 million shares were purchased during the second quarter of 2014.
  On July 28, 2014 CAI amended its rail car revolving credit facility, extending the term five years from the closing date, reducing its interest rate by fifty basis points and increasing the commitment level from $85 million to $250 million.

Net income attributable to CAI common stockholders for the second quarter of 2014 decreased by 21% to $13.4 million (or $0.60 per fully diluted share), from $16.9 million (or $0.75 per fully diluted share) for the second quarter of 2013. During the quarter, CAI incurred a non-recurring, non-cash tax charge of $0.6 million. Excluding this charge, net income per fully diluted share attributable to CAI common stockholders for the second quarter of 2014 was $0.63, which is consistent with the first quarter 2014 results.

Total revenue for the second quarter of 2014 was $55.3 million, compared to $53.0 million for the second quarter of 2013, an increase of 4%. Rental revenue for the second quarter of 2014 was $51.5 million, an increase of 6% compared to $48.4 million for the second quarter of 2013. The increase in rental revenue was primarily due to an increase in the average number of owned containers on lease. Management fee revenue for the second quarter of 2014 was $1.6 million, compared to $2.3 million for the second quarter of 2013, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. Finance lease income for the second quarter of 2014 was $2.2 million, consistent with the second quarter of 2013.

Victor Garcia, Chief Executive Officer of CAI, commented, “We have seen a significant increase in demand for containers during the seasonally stronger second quarter. During the quarter we leased out 68,000 CEUs of equipment, 31,000 CEUs of which were newly manufactured, most of which occurred during the latter half of the quarter. Pricing during the quarter remained very competitive. We believe this aggressive pricing has hampered the pickup of off-lease depot equipment, with some customers choosing to redeliver older units and lease newly manufactured units at very attractive rates.

“While the aggressive pricing environment has created headwinds in our effort to further improve utilization during the second quarter, we have implemented a number of strategies to reduce our long term storage costs and improve overall utilization, including, repositioning assets to higher demand locations, aggressively selling assets where it makes economic sense and re-evaluating how we manage contractual redelivery options. Some of these actions have short term costs associated with them; the repositioning of containers, for example, has contributed to an increase in storage and handling costs in the second quarter. We expect to continue to reposition and sell assets aggressively in the third quarter, which will result in additional expenses related to those assets. However, we expect net income in the third quarter to increase from the second quarter as we have already begun to realize the benefit from the higher revenues and lower storage costs associated with improved utilization. In addition, we will have the benefit of a full quarter of revenue from the new containers we leased out during the second quarter of this year. The average utilization of our total container fleet during the quarter increased slightly to 91.2% on a CEU basis, however, at the end of the quarter it was 92.1% and as of today stands at 92.4%.”

Mr. Garcia continued, “We are excited about the continued development of our rail business. Our fleet is effectively fully utilized and during the quarter we significantly expanded our rail marketing and operational personnel. Because of the strong rail market and attractive return opportunities we are experiencing, we have committed to purchase 750 new rail cars at a cost of $65 million for delivery beginning in the fourth quarter of 2014 and throughout 2015. These rail cars are expected to carry equipment and sand to serve the demand for equipment created by the growing US energy market. Not only has this demand resulted in a shortage of car types across various segments of the energy market, the rail market in general is experiencing industry wide growth. Consequently, we expect to make materially higher investments in rail equipment in 2015 to serve our customers’ transportation needs.”

Mr. Garcia added, “To support the expansion of our rail business, yesterday we closed an amendment to our rail revolving credit facility, which increases lending commitments available for rail investment from $85 million to $250 million, extends the term of the facility for five years and decreases our average borrowing costs by a half of a percent. We appreciate the support we have received from our lending partners as we increase our focus on asset growth in this part of our business.

“We continue to be very confident in our Company’s future earnings and financial condition. As such, we have been purchasing our shares; an investment which we believe will result in attractive returns for our long term shareholders. Since the beginning of the second quarter we have purchased approximately 1.1 million shares at a total cost of $24.9 million. Depending on future market conditions, we expect to purchase additional shares under our previously approved share repurchase program.”

Mr. Garcia concluded, “The focus in our Company is to enhance long term shareholder value. We intend to continue to work towards achieving this goal by remaining disciplined with our pricing/return strategy, by reducing costs and improving asset utilization, by continuing to expand the mix of our investments to take advantage of the long term growth opportunities in different market segments, and through a disciplined, reasoned capital return strategy.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2014	2013
Assets
Current assets
Cash	$19,814	$31,141
Cash held by variable interest entities	27,171	14,600
Accounts receivable (owned fleet), net of allowance for doubtful accounts
of $411 and $503 at June 30, 2014 and December 31, 2013, respectively	44,544	41,226
Accounts receivable (managed fleet)	10,257	10,646
Current portion of direct finance leases	16,220	12,998
Prepaid expenses	13,705	14,803
Other current assets	5,569	5,553
Total current assets	137,280	130,967
Restricted cash	8,743	9,253
Rental equipment, net of accumulated depreciation of $244,057 and $210,165 at June 30, 2014 and December 31, 2013, respectively
	1,520,886	1,465,092
Net investment in direct finance leases	78,889	68,210
Furniture, fixtures and equipment, net of accumulated depreciation of $1,891 and $1,697 at June 30, 2014 and December 31, 2013, respectively
	1,155	1,390
Intangible assets, net of accumulated amortization of $4,822 and $4,638 at June 30, 2014 and December 31, 2013, respectively
	476	677
Total assets	$1,747,429	$1,675,589

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,552	$8,002
Accrued expenses and other current liabilities	6,799	6,230
Due to container investors	13,025	14,815
Unearned revenue	8,777	6,862
Short term line of credit	75,000	-
Current portion of debt	154,906	74,080
Current portion of capital lease obligations	1,429	1,921
Rental equipment payable	25,506	45,181
Total current liabilities	292,994	157,091
Debt	985,860	1,058,628
Deferred income tax liability	41,979	41,378
Capital lease obligations	2,189	3,366
Total liabilities	1,323,022	1,260,463

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 21,375,914 and 22,240,673 shares at June 30, 2014 and December 31, 2013, respectively
	2	2
Additional paid-in capital	165,746	184,263
Accumulated other comprehensive loss	(2,367)	(2,356)
Retained earnings	260,340	232,623
Total CAI stockholders' equity	423,721	414,532
Non-controlling interest	686	594
Total stockholders' equity	424,407	415,126
Total liabilities and stockholders' equity	$1,747,429	$1,675,589

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Rental revenue	$51,493	$48,387	$102,177	$95,010
Management fee revenue	1,595	2,294	3,120	4,524
Finance lease income	2,224	2,306	4,279	4,412
Total revenue	55,312	52,987	109,576	103,946

Operating expenses
Depreciation of rental equipment	19,056	16,285	37,719	31,618
Amortization of intangible assets	99	227	198	454
Gain on disposition of used rental equipment	(1,534)	(1,857)	(3,324)	(4,493)
Storage, handling and other expenses	6,797	4,333	12,790	8,632
Marketing, general and administrative expenses	6,397	6,031	13,103	12,219
Loss on foreign exchange	153	125	317	(175)
Total operating expenses	30,968	25,144	60,803	48,255

Operating income	24,344	27,843	48,773	55,691

Interest expense	8,883	8,955	17,678	17,359
Write-off of deferred financing costs	-	-	-	1,108
Interest income	(1)	(1)	(5)	(4)
Net interest expense	8,882	8,954	17,673	18,463

Net income before income taxes and non-controlling interest	15,462	18,889	31,100	37,228
Income tax expense	1,968	1,958	3,375	4,230

Net income	13,494	16,931	27,725	32,998
Net income attributable to non-controlling interest	(48)	-	(8)	-
Net income attributable to CAI common stockholders	$13,446	$16,931	$27,717	$32,998

Net income per share attributable to CAI common stockholders

Basic	$0.61	$0.76	$1.26	$1.49
Diluted	$0.60	$0.75	$1.23	$1.45

Weighted average shares outstanding
Basic	21,910	22,144	22,061	22,115
Diluted	22,355	22,711	22,506	22,690

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2014	2013

Owned container fleet in TEUs			907,210	846,905
Managed container fleet in TEUs			266,860	295,576
Total container fleet in TEUs			1,174,070	1,142,481

Owned container fleet in CEUs			949,711	882,809
Managed container fleet in CEUs			245,460	274,296
Total container fleet in CEUs			1,195,171	1,157,105

Owned railcar fleet in units			1,973	1,477

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Average Utilization
Container Fleet Utilization in TEUs	90.2%	92.1%	90.2%	92.2%
Container Fleet Utilization in CEUs	91.2%	93.1%	91.2%	93.1%

			As of June 30,
			2014	2013
Period Ending Utilization
Container Fleet Utilization in TEUs			91.3%	92.3%
Container Fleet Utilization in CEUs			92.1%	93.1%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP net income attributable to CAI common stockholders	$13,446	$16,931	$27,717	$32,998
Non-recurring tax charge	626	(27)	626	(54)
Write-off of deferred financing costs	-	-	-	1,108
Tax effect of write-off of deferred financing costs	-	-	-	(137)

Non-GAAP net income attributable to CAI common stockholders	$14,072	$16,904	$28,343	$33,915

Diluted net income per share attributable to CAI common stockholders
GAAP	$0.60	$0.75	$1.23	$1.45
Non-GAAP (excluding non-recurring tax charge and the write-off of deferred financing costs and related tax effects)	$0.63	$0.74	$1.26	$1.49

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net income per share attributable to CAI common stockholders	22,355	22,711	22,506	22,690

Conference Call

A conference call to discuss the financial results for the second quarter of 2014 will be held on Tuesday, July 29, 2014 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2014 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring tax charge, and the write-off of certain deferred financing costs and related tax effects. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2014, the company operated a worldwide fleet of approximately 1,174,000 TEUs of containers through 17 offices located in 13 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, potential to sell the company’s securities to the public and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com